Exhibit 8.1

DLA Piper LLP (US) 203 North LaSalle Street, Suite 1900 Chicago, Illinois 60601-1293 T 312.368.4000 F 312.236.7516 W www.dlapiper.com

July 15, 2011

Wells Real Estate Investment Trust II, Inc.

6200 the Corners Parkway

Norcross, Georgia 30092-3365

Re: Tax Opinion Regarding REIT Status and the Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Wells Real Estate Investment Trust II, Inc., a Maryland corporation (“Wells REIT II”) and Wells Operating Partnership II, L.P., a Delaware limited partnership (the “Issuer”) in connection with the filing on the date hereof with the Securities and Exchange Commission of the registration statement on Form S-4 (Registration No. 333-                ) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of notes in exchange for the up to $250,000,000 aggregate principal amount of the Issuer’s previously privately issued 5.875% Senior Notes due 2018 (the “Notes”).

In connection with rendering the opinions expressed below, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the following documents (collectively, the “Reviewed Documents”):

(1)	The Registration Statement;

(2)	the offering memorandum for the offering of the Notes dated March 28, 2011;

(3)	the Articles of Amendment and Restatement of Wells REIT II, as amended by the Articles of Amendment, certified as of a recent date by the State Department of the State of Maryland (the “Charter”);

(4)	the Amended and Restated Bylaws of Wells REIT II, as amended by Amendment No.1, initially adopted September 22, 2003 and amended on May 3, 2007 (the “Bylaws”);

(5)	the Agreement of Limited Partnership of the Issuer, dated October 9, 2003 (the “Issuer Agreement”); and

(6)	such other documents as may have been presented to us by Wells REIT II from time to time.

In addition, we have relied upon the factual representations contained in Wells REIT II’s certificate, dated as of the date thereof, executed by a duly appointed officer of Wells REIT II, setting forth certain representations relating to the organization and operation of Wells REIT II, the Issuer, and their respective subsidiaries.

For purposes of our opinions, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. For the purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in Wells REIT II’s certificate. In addition, in rendering our opinions we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

In our review, we have assumed, with your consent, that all of the representations and statements of a factual nature set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also, with respect to documents we did not prepare ourselves (or did not supervise the execution of), assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

The opinions set forth in this opinion letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder by the United States Department of the Treasury (“Regulations”) (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof.

In rendering these opinions, we have assumed that the transactions contemplated by the Reviewed Documents will be consummated in accordance with the terms and provisions of such documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinions are based on the assumption that Wells REIT II, the Issuer, and their respective subsidiaries (if any) will each be operated in the manner described in the Charter, the

Bylaws, the Issuer Agreement, and the other organizational documents of each such entity and their subsidiaries, as the case may be, and all terms and provisions of such agreements and documents will be complied with by all parties thereto.

It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Furthermore, if the facts vary from those relied upon (including any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinions contained herein could be inapplicable. Moreover, the qualification and taxation of Wells REIT II as a real estate investment trust under Sections 856 through 860 of the Code (a “REIT”) depend upon its ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various qualification tests imposed under the Code, the results of which will not be reviewed by the undersigned. Accordingly, no assurance can be given that the actual results of the operations of Wells REIT II for any one taxable year will satisfy such requirements.

Based upon and subject to the foregoing, we are of the opinion that:

(i)	Wells REIT II was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of Wells REIT II’s taxable years beginning with the taxable year ended December 31, 2003 through the taxable year ended December 31, 2010, and Wells REIT II s current organization and method of operations will enable it to continue to meet the requirements for qualification and taxation as a REIT; and

(ii)	the discussion in the Registration Statement under the heading “Certain United States federal income tax consequences,” to the extent that it constitutes matters of federal income tax law or legal conclusions relating thereto, is correct in all material respects.

The foregoing opinions are limited to the matters specifically discussed herein, which are the only matters as to which you have requested our opinions. Other than as expressly stated above, we express no opinion on any issue relating to Wells REIT II or the Issuer, or to any investment therein.

For a discussion relating the law to the facts and the legal analysis underlying the opinions set forth in this opinion letter, we incorporate by reference the discussions of federal income tax issues, which we assisted in preparing, in the discussion in the Registration Statement under the heading “Certain United States federal tax consequences.” We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update the opinion letter from time to time. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm name in the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are “experts” within the meaning of Section 11 of the Act or that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

DLA PIPER LLP (US)

/s/ DLA Piper LLP (US)

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